SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 14, 2007 (June 13, 2007)

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7775	95-0740960
(State or other jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2007, Messrs. Daniel S. Loeb and Todd. Q. Swanson resigned, effective immediately, as members of the Board of Directors and each of the Board Committees on which they served. Mr. Loeb was a member of the Compensation Committee and the Governance and Nominating Committee. Mr. Swanson served on the Audit Committee, the Governance and Nominating Committee and the Safety, Environmental and Public Policy Committee. Messrs. Loeb’s and Swanson’s letter, which is attached hereto as Exhibit 17.1 and incorporated herein by reference, includes their description of the circumstances related to their resignation.

The Company previously announced in its June 11, 2007 press release, the Company completed its strategic review process that was announced in October 2006. The Board, in conjunction with the financial advisory firm of Goldman, Sachs & Co. and Massey’s senior management, diligently explored and evaluated a comprehensive range of strategic alternatives to enhance shareholder value. Based on this review, the Board concluded that at this time remaining an independent public company and continuing to execute the Company’s current strategic operating plan is in the best interests of the Company and its shareholders. The Board will continue to focus on opportunities for the Company to achieve its primary goal of driving shareholder value.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
17.1	Resignation Letter of Daniel S. Loeb and Todd Q. Swanson of Third Point LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: June 14, 2007	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	Vice President and Corporate Secretary

Exhibit Index

17.1	Resignation Letter of Daniel S. Loeb and Todd Q. Swanson of Third Point LLC.